UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ICU Medical, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ICU MEDICAL, INC.

951 Calle Amanecer

San Clemente, California 92673-6213

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 16, 2008

This Annual Meeting of Stockholders of ICU Medical, Inc. (the “Company”) will be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (800) 901-5259, passcode 37830746, on Friday, May 16, 2008 at 9:00 a.m., Pacific Daylight Time, for the following purposes:

1.             To elect three directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

2.             To vote on a proposal to approve the 2008 Performance-Based Incentive Plan; and;

3.             To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has determined that only holders of Common Stock of record at the close of business on March 17, 2008 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

You may attend the Annual Meeting by either clicking on “Investors” and then clicking on “Annual Meeting” on our web site, www.icumed.com, or calling (800) 901-5259, passcode 37830746, from a touch-tone telephone.  If you hold stock certificates registered in your own name, you will need the control number printed on the attachment to the enclosed proxy card to verify that you are a stockholder of record.  If your stock is held in “street name” by your broker or other nominee, you will need to provide the name of your broker or nominee to gain access to the Annual Meeting.

By Order of the Board of Directors

Scott E. Lamb, Secretary

San Clemente, CA

April 16, 2008

YOUR VOTE IS IMPORTANT

Even though you plan to attend the Annual Meeting in person by means of remote communication, please complete, sign, date and return the enclosed proxy promptly or submit your proxy over the Internet or by telephone.  If you attend the Annual Meeting electronically, you may withdraw your proxy and vote in person. You will find information on submitting your proxy over the Internet and by telephone and information about voting in person at the Annual Meeting on the reverse side of this notice.

THANK YOU FOR ACTING PROMPTLY

How do I submit my proxy?

You will have the opportunity to attend the Annual Meeting by means of remote communication and vote during the Annual Meeting if you choose.  Whether or not you vote during the Annual Meeting, it is important that your shares be represented and voted. If you are a stockholder of record, you can give a proxy to have your shares voted at the Annual Meeting either:

• by mailing the enclosed proxy card in the enclosed envelope;

• electronically, using the Internet; or

• over the telephone by calling a toll-free number.

The Internet and telephone proxy submission procedures are set up for your convenience and are designed to verify your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded.  If you are a stockholder of record and you would like to submit your proxy by telephone or by using the Internet, please refer to the specific instructions on the attachment to the enclosed proxy card.  Alternatively, you may submit your proxy by mail by returning your signed proxy in the enclosed envelope.  If we receive your proxy by mail, electronically or by telephone before the annual meeting, we will vote your shares as you direct.

If you hold your shares in “street name,” you must give voting instructions in the manner prescribed by your broker or nominee.  Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares at the Annual Meeting by telecopier or facsimile.  The procedures for voting during the Annual Meeting are designed to verify your identity and allow you to vote.  You should retain the attachment to the proxy card enclosed with this Proxy Statement on which your unique control number appears.  You will need to write this control number on your ballot to verify your identity.

To vote during the meeting, access the Company’s website at www.icumed.com, then click on the Investors tab, and click on the icon that says “Voting Ballot.”  You may download and print the ballot.  Alternatively, you may request that a ballot be faxed to you by calling Investor Relations at (800) 824-7890 any time before 4:00 PM PDT on May 15, 2008.  After you have marked your votes and recorded your control number on your ballot, you may fax the ballot to the Company at (949) 366-8368.  Ballots must be received before the polls are closed during the Annual Meeting to be counted.  We anticipate that the polls will be open from approximately 9:05 to 9:20 AM PDT on May 16, 2008.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.  If you vote by proxy and then decide to attend the Annual Meeting, you will be able to vote during the Annual Meeting, even if you have previously submitted your proxy.

Your vote is important.  Thank you for voting.

ICU MEDICAL, INC.

951 Calle Amanecer

San Clemente, California 92673

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICU Medical, Inc. (the “Company”) for use at the Annual Meeting of Stockholders.  The Annual Meeting is to be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (800) 901-5259, passcode 37830746, on Friday, May 16, 2008 at 9:00 a.m., Pacific Daylight Time, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice.

The approximate date of mailing of this Proxy Statement and the accompanying proxy is April 16, 2008. This Proxy Statement was also posted on the Company’s web site, www.icumed.com, on April 16, 2008.

Attendance by Remote Communication

The Annual Meeting will be held entirely by remote communication on the Internet, as permitted by Delaware law. There will be no physical location at which stockholders may attend the Annual Meeting, but stockholders may attend and participate in the meeting electronically. Stockholders who participate in the Annual Meeting by means of remote communication will be deemed to be present in person and will be able to vote during the Annual Meeting at the times that the polls are open. Stockholders who wish to attend the meeting should go to www.icumed.com, click on the Investors tab and click on the icon that says “Annual Meeting” or telephone (800) 901-5259, passcode 37830746 at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as of March 17, 2008, the record date. Stockholders of record will need to provide the control number on the attachment to the enclosed proxy card to verify their identity.

Beneficial owners whose stock is held for them in street name by their brokers or other nominees may also attend the meeting by going to www.icumed.com, clicking on the Investors tab and clicking on the icon that says “Annual Meeting” or telephoning (800) 901-5259, passcode 37830746, at least 10 minutes before the beginning of the meeting. Such beneficial owners may not vote at the meeting, and may only cause their shares to be voted by providing voting instructions to the persons who hold the beneficial owners’ shares for them. Beneficial owners will need to provide the name of the broker or other nominee that holds their shares to gain access to the meeting.

There is additional information about voting at the Annual Meeting on the opposite page. Stockholders may also obtain additional information about accessing and voting at the Annual Meeting by calling Investor Relations at (800) 824-7890.

Proxy Information

A stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the Annual Meeting electronically and elects to vote in person. Subject to such revocation or suspension, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted in favor of (i) the election of the nominees for director named in, or otherwise nominated as set forth in this Proxy Statement, (ii) the proposal to approve the 2008 Performance-Based Incentive Plan, and (iii) in the discretion of the proxy holders, on any other business that comes before the meeting.

Record Date and Voting

As of March 17, 2008 the outstanding voting securities of the Company consisted of 13,856,278 shares of $.10 par value Common Stock. Each stockholder of record at the close of business on March 17, 2008 is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. The presence in person electronically or by proxy of holders of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of such business as shall properly come before the meeting.

Directors are elected by a plurality of the votes of the shares present in person electronically or by proxy and entitled to vote on the election of directors.  As a result, abstentions have no effect on the election of directors.   Generally, stockholder approval of other matters requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Shares voted to abstain on such a matter will be treated as entitled to vote on the matter and will thus have the same effect as “no” votes.

The term “broker non-votes” refers to shares held by a broker in street name that are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares.  Broker non-votes on such matters are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter, but are counted as present for quorum purposes. The election of directors is generally considered to be routine matters on which brokers may vote without instructions from beneficial owners.  Approval of the 2008 Performance-Based Incentive Plan is a non-routine matter on which brokers may not vote without instructions from beneficial owners.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as to shares of Common Stock owned as of March 17, 2008, by (i) each person who, insofar as the Company has been able to ascertain, beneficially owned more than five percent of the outstanding Common Stock, (ii) each director, (iii) each nominee for election as a director, (iv) each named executive officer, and (v) all directors and executive officers as a group. Unless otherwise indicated in the footnotes following the table, and subject to community property laws where applicable, the Company believes that the persons as to whom the information is given have sole voting and investment power over the shares listed as beneficially owned. The business address of the George A. Lopez, M.D. Second Family Limited, the Lopez Family Trust and of George A. Lopez, M.D. is 951 Calle Amanecer, San Clemente, California 92673.

	Shares Owned Beneficially (1)		Percent of Class(1)
George A. Lopez, M.D.	4,014,994	(2)	24.5%
George A. Lopez, M.D. Second Family Limited Partnership	1,186,843	(3)	8.6%
Neuberger Berman, Inc.	1,984,777	(12)	14.3%
605 Third Avenue, New York, NY 10158-3698
Columbia Wanger Asset Management, L.P.	1,951,400	(12)	14.1%
227 West Monroe Street, Suite 3000, Chicago, IL 60606
Capital Research Global Investors	1,019,000	(12)	7.4%
333 South Hope Street, Los Angeles, CA 90071-1406
Artisan Partners Limited Partnership	821,100	(12)	5.9%
875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202
First Manhattan Company	703,604	(12)	5.1%
437 Madison Avenue, 31st Floor, New York, NY 10022
Jack W. Brown	50,625	(4)	*
John J. Connors	26,375	(5)	*
Michael T. Kovalchik III, M.D.	42,137	(4)	*
Joseph R. Saucedo	39,715	(4)	*
Richard H. Sherman, M.D.	112,176	(4)	*
Robert S. Swinney, M.D.	47,125	(4)(6)	*
Richard A. Costello	41,013	(7)	*
Scott E. Lamb	5,700	(8)	*
Francis J. O’Brien	106,418	(9)	*
Steven C. Riggs	53,243	(10)	*
All directors and executive officers as a group (12 persons)	4,558,850	(11)	27.1%

*      Less than one percent

(1)   Based on total shares of Common Stock outstanding plus outstanding options to acquire Common Stock currently exercisable or exercisable within 60 days held by the beneficial owner whose percent of outstanding stock is calculated.

(2)   Includes options to acquire 2,498,983 shares. Also includes the 1,186,843 shares owned by the Partnership, as to which shares Dr. Lopez disclaims any beneficial ownership except to the extent described in Note (3).  Includes 49,251 shares owned by the Lopez Family Trust.  Dr. George A. Lopez is trustee and beneficiary of the Family Trust.  Includes 173,950 shares held by Dr. Lopez as Trustee of the Lopez Charitable Remainder Trust #1 for the benefit of Dr. Lopez.

(3)   Dr. George A. Lopez is the general partner of the George A. Lopez, M.D. Second Family Limited Partnership (the “Partnership”) and holds a one-percent general partnership interest in the Partnership.  As general partner, he has the power to vote and power to dispose of the 1,186,843 shares owned by the Partnership and may be deemed to be a beneficial owner of such shares.  Trusts for the benefit of Dr. Lopez’s children, the Christopher George Lopez Children’s Trust and the Nicholas George Lopez Children’s Trust, own a 99% limited partnership interest in the Partnership. Dr. Lopez is not trustee of and has no interest in his children’s Trusts.  Except to the extent of the undivided one percent general partnership interest in the assets of the Partnership, Dr. Lopez disclaims any beneficial ownership of the shares owned by the Partnership

(4)   Includes options to acquire 39,375 shares.

(5)   Includes options to acquire 24,375 shares.

(6)   Does not include 750 shares owned by Dr. Swinney’s wife as to which he has no voting or investment power and disclaims any beneficial ownership.

(7)   Includes options to acquire 41,013 shares.

(8)   Includes options to acquire 5,000 shares.

(9)   Includes options to acquire 97,472 shares.

(10) Includes options to acquire 52,750 shares.

(11) Includes options to acquire 2,935,468 shares.

(12) Information included solely in reliance on information included in a Statement on Schedule 13D or 13G filed with the Securities and Exchange Commission by the indicated holder.

None of the Company’s shares owned by its directors or officers has been pledged as security and Company policy prohibits pledging or hypothecating any of the Company’s securities owned by its directors and officers.

Shares of Common Stock of MedScanSonics, Inc., a majority owned subsidiary of the Company

	Shares Owned Beneficially		Percent of Class
Michael T. Kovalchik III, M.D.	60,000	(1)	2.7%
Richard H. Sherman, M.D.	45,000	(1)	2.1%
All officers and directors as a group (2 persons)	105,000	(2)	4.8%

(1)     All shares owned beneficially consist of options to acquire Common Stock of MedScanSonics, Inc.

(2)     Based on total shares of Common Stock outstanding plus outstanding options to acquire Common Stock currently exercisable or exercisable within 60 days held by the beneficial owner whose percent of outstanding stock is calculated.

ELECTION OF DIRECTORS

Nominees and Directors

Three directors, of the seven directors currently constituting the Board of Directors, are to be elected at the Annual Meeting and to hold office until the 2011 Annual Meeting and until their successors are elected and qualified. The Company’s Board of Directors is divided into three classes. Each year a different class of directors is elected at the Annual Meeting to a three-year term.

In the election of directors, the proxy holders intend to vote for the election of John J. Connors, Michael T. Kovalchik, III, M.D.,  Joseph R. Saucedo, who are now members of the Board and whose current terms of office are expiring. It is not anticipated that the nominees will decline or be unable to serve as directors. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated to fill the vacancy by the Company’s Nominating/Corporate Governance Committee.

Name	Age	Director since	Current Term Expires	Principal Occupation

George A. Lopez, M.D.	60	1984	2010	Chairman of the Board, President and Chief Executive Officer of the Company

Jack W. Brown	68	1992	2009	Former Chairman of the Board and President of Gish Biomedical, Inc., a manufacturer of disposable medical devices

John J. Connors, Esquire	68	1992	2008	Patent Attorney, founder, Connors & Associates, a legal services firm

Michael T. Kovalchik III, M.D.	62	1989	2008	Physician and Director of DaVita Healthcare Kidney Center, Torrington, Connecticut; Chairman Ethics Committee, Charlotte Hungerford Hospital, Torrington, Connecticut

Joseph R. Saucedo	64	2001	2008	Chairman and President of Bolsa Resources, Inc., a management consulting firm

Richard H. Sherman, M.D.

61

1990

2009

Physician, Department of Medicine, Bay Health Medical Center, Milford Memorial Hospital, Milford, Delaware

Robert S. Swinney, M.D.	62	1998	2010	Intensive Care Unit Physician Specialist and member of the faculty of the Los Angeles County-University of Southern California Medical Center

Dr. Lopez is the founder of the Company and has served as Chairman of the Board, President and Chief Executive Officer for more than five years. Dr. Lopez has held various offices and served as a director of the Company since its founding in 1984 with some interruptions in service.

Messrs. Brown, Connors and Saucedo and Drs. Kovalchik, Sherman and Swinney have been engaged in their current occupations for more than five years. Mr. Connors previously served as a director from December 1988 to July 1989. Dr. Swinney previously served as a director from 1989 to October 1995.

Compensation Discussion and Analysis

The Company’s policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote the profitability and growth of the Company and reward superior performance and that are sufficiently competitive to attract, retain and motivate highly competent management personnel. Compensation of executive officers includes base salary, performance-based and merit bonuses, stock options, and discretionary long-term compensation.

Base salaries are generally set at no less than the median base salary for similar positions in other companies of comparable size, but may be adjusted upwards or downwards for factors such as business experience, longevity with the Company, tenure in the position and unique requirements of the position as compared to similar positions in other companies.  The Company reviews data on compensation at other companies gathered from various sources, but does not engage in benchmarking total compensation, either individually or in the aggregate, for any of its employees.

The Company has a program of paying semi-annual merit bonuses under which officers receive, in addition to base salaries, bonuses based on a percentage of their base salaries. Those bonuses, if earned, are generally set at an amount to yield total cash compensation to the officers at an amount substantially above the median total cash compensation for similar positions in other companies, after considering the same factors as are considered in setting base compensation.  Additional amounts may be paid in certain circumstances for unusual achievements. Merit bonuses are intended to align the interests of the executive officers with the objectives of the Company, which are based on what the Company believes will produce the best return for the Company’s stockholders.  Payment of the merit bonuses is based in part upon achievement of financial targets and in part upon objective or subjective factors related to individual and/ or corporate performance.

Until 2004, stock options were a significant part of compensation to officers. Use of stock-based programs had been substantially curtailed starting after the first half of 2005, and only a limited number of stock options were granted in 2006.  In 2007, the Company re-established the use of stock options to make its compensation practices consistent with practices of many other public companies.

The 2005 Long Term Retention Plan (“LTRP”) was established in 2005 as a discretionary long-term compensation plan under which discretionary cash payments may be made to officers who continue to be employed by the Company six years after an award is made.  The award may become payable sooner in certain circumstances, and, at the discretion of the Chief Executive Officer or, in the case of awards to the Chief Executive Officer, the Compensation Committee  may not be paid at all.  The LTRP is intended to provide a strong incentive to the Company’s officers to remain with the Company, which the Company believes is beneficial for the Company’s stockholders.  The Company expects to curtail future awards to officers under the LTRP because it has re-established the use of stock options.

In setting compensation levels for executive officers, the Company considers each element of compensation separately as well as the aggregate value of all elements of compensation for each individual.  Amounts realized or realizable from awards under prior bonus or incentive plans, including stock options, are not considered in setting current compensation levels.  The only significant compensation, other than that paid out currently, are stock options and the LTRP.

The Company does not provide pension or other post-retirement benefits, other than matching contributions under the Company’s 401(k) retirement plan.  The Company does not provide, except to the limited extent described in this discussion, any significant perquisites or other personal benefits to its officers.

The Company has not set any guidelines for ownership of its securities by directors or officers.  It does prohibit pledging or hypothecating any securities owned by any of its employees or directors or “short selling” of its securities by any of its employees or directors.

The Chief Executive Officer recommends to the Compensation Committee compensation for all the named executive officers except himself.  The Compensation Committee determines the compensation of the CEO.  See “Compensation Committee” elsewhere in this Proxy statement.

Employment Agreements

The Company enters into employment agreements with each named executive officer other than the Chief Executive Officer for semi-annual periods ending on June 30 and December 31, and they may be renewed for successive six-month periods upon expiration, unless terminated.  The employment agreement with the Chief Executive Officer is for an annual period ending December 31 and may be renewed for an annual period upon expiration unless terminated.  The agreements may be terminated by the Company on sixty days notice. They provide for base salary and a bonus payable in cash based on merit and, for some of the executive officers, on achievement of performance goals.

The annual base salary is set forth in the Summary Compensation Table.  For 2006, there was no change in the base salaries of Dr. Lopez and Mr. O’Brien, as the Company decided that a higher proportion of their compensation should be performance-based in recognition of their influence on the Company’s performance.  The base salaries of Messrs. Costello, Riggs and Lamb were increased because of general market increases and increased job responsibilities.

For 2007, the Company continued to increase the proportion of compensation that was performance-based and made no, or only minor adjustment, in the base salaries of Dr. Lopez and Messrs. O’Brien, Costello and Riggs.  Mr. Lamb’s base salary was increased because of general market increases and increased job responsibilities.

For 2008, base annual salaries have been changed as follows: Mr. Costello $260,000; Mr. Lamb $190,000 as of January 1, 2008 and increased to $210,000, as of April 1, 2008; and Mr. Riggs $260,000.  These increases are because of general market conditions and in Mr. Lamb’s case because of increased job responsibilities. The Company will continue to increase the proportion of compensation that is performance-based.

Merit Bonuses

In 2006, officers other than Dr. Lopez could receive, in addition to base salaries, semi-annual merit bonuses targeted at amounts ranging from 20% to 33% of their semi-annual base salaries.  This range was 20% to 30% in 2007.  In 2008, it will increase to 30% to 35% as the Company targets a higher proportion of compensation as merit bonuses.  The Company has set the semi-annual merit bonus to be awarded to Dr. Lopez at 100% of his semi-annual base salary, which is a higher percentage of his base salary than that awarded to other officers, because it believes that in view of his overall responsibility for the success of the Company, it is appropriate that a larger portion of his compensation be contingent on performance.

No specific goals for payment of the merit bonus were established for 2006, but the merit bonus and additional bonuses were paid for the first semi-annual period in 2006 upon the Company’s conclusion that its financial performance for the semi-annual period was unusually strong.  Key elements of financial performance that were considered were sales, sales growth, operating profit and growth in operating profit, net income and growth in net income, cash flow from operations and levels of accounts receivable and inventories. In addition to the semi-annual merit bonuses, the Company paid special bonuses in July 2006 because of the Company’s strong financial performance in the first half of 2006.  Of the amounts paid, officers received the following amounts:  Dr. Lopez $125,000; Mr. O’Brien $21,750; Mr. Costello $18,750; Mr. Lamb $17,000; Mr. Riggs $17,325.  These amounts were calculated as approximately 50% of the semi-annual merit bonus.  In addition, amounts equal to the semi-annual merit bonuses for the second half of 2006 were paid in July 2006; the amounts were: Dr Lopez $250,000; Mr. O’Brien $43,500; Mr. Costello $37,500; Mr. Lamb $16,400; Mr. Riggs $34,650.  Further, the Compensation Committee approved acceleration of the payment to Dr. Lopez of $300,000 that had been awarded under the LTRP. No additional bonus was paid for the second half of 2006.

No specific goals for payment of the merit bonus were established for 2007.  Bonuses were paid at fifty percent of the targeted amount for the first semi-annual period in 2007 and at the full targeted amount for the second half of 2007.  Key elements considered were the same as in 2006; in addition, although overall results for the first half and second half of 2007 were below the desired financial performance, significant consideration was given to the fact that a major reason for that was the decline in the Company’s revenue from critical care products, which is outside the direct control of the officers of the Company, and results of the Company’s other operations were satisfactory.

For 2008, payment of semi-annual performance bonuses will be based on achievement of the Company’s operating plan.  Consideration may be given to paying some or all of the bonus if the operating plan is not achieved but performance was otherwise satisfactory, and consideration may be given to paying amounts in excess of the targeted amount if the results exceed the operating plan.

Performance-Based Bonuses

Payment of performance-based cash bonuses (“Target Bonuses”) to Dr. Lopez and Mr. O’Brien was approved by the Compensation Committee of the Board of Directors (the “Committee”) on March 22, 2006 and by the stockholders of the Company on May 12, 2006.  The Target Bonuses are to be paid for each of the five years ending December 31, 2006 through 2010 if the closing price of the Company’s Common Stock on the last trading day of such year is equal to or higher than the target stock price (“Target Price”) for such year established by the Committee. The Company will not pay the Target Bonuses for any year if the Closing Price for such year is not equal to or higher than the Target Price for such year.  The Target Price is a price for the Common Stock that is higher than the market price at the time it is set by the Committee and that the Committee believes could be achieved as a result of superior financial performance.  The Target Bonuses are intended to satisfy the requirements for qualified performance-based compensation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and therefore will not be subject to the limitations on tax-deductible compensation. The conditions for payment of the Target Bonuses will be deemed to be met in the event of an acquisition of the Company in which holders of the Company’s Common Stock receive cash or other consideration for the Common Stock with a value equal to or higher than the Target Price for the year in which the acquisition is completed. The Company will not pay the Target Bonus for any year to Dr. Lopez if he is not serving as Chief Executive Officer of the Company or to Mr. O’Brien if he is not serving as Chief Financial Officer of the Company, in each case on the last trading day of such year unless the conditions for payment of the Target Bonuses are deemed to be met in connection with an acquisition of the Company.  The business criterion on which the performance goal is based is the price of the Company’s Common Stock. The maximum amounts of the Target Bonuses that can be paid for any year on achievement of the performance goal are $1,000,000 for Dr. Lopez and $500,000 for Mr. O’Brien.  The Committee believes that these Target Bonuses will provide benefits to the stockholders by encouraging Dr. Lopez and Mr. O’Brien to promote and strengthen the Company’s investor and public relations, which may lead to improved market performance of the Company’s Common Stock.  The Committee approved Target Bonuses in 2006 and 2007 of $550,000 for Dr. Lopez and $250,000 for Mr. O’Brien, payable if the Target Price was achieved. The Target Price was not achieved in either year, and the Target Bonuses were not paid.  The Committee has approved a Target Bonus in 2008 for Dr. Lopez, payable if the Target Price is achieved; however, if the stockholders approve the 2008 Performance-Based Incentive Plan, the program for payment of a Target Bonus for achievement of the Target Price will be eliminated and no payment under that program will be made for 2008.

In 2005, the Company established a special bonus plan for certain middle and senior management with payment based on achievement of cost savings for critical care products.  Most of these bonuses were paid in 2006, and Messrs Lamb and Riggs received $65,600 and $92,400, respectively, under this plan.

The Company approved a special performance bonus of $231,000 payable to Mr. Riggs upon implementation of “ChangeMaker,” a specific engineering process improvement program. This bonus had not been earned by December 31, 2006, and it was cancelled in 2007 when the program was terminated and replaced with a different initiative.

The Company approved a specific performance bonus of up to $300,000 payable to Mr. Costello based upon achievement of a number of specific sales, sales growth and operating targets in 2008.  The sales targets are significantly higher than sales achieved in 2007.

The Company has enacted a 2008 Performance-Based Incentive Plan and set bonus amounts and performance targets, all subject to stockholder approval; see “proposal to Approve 2008 Performance-Based Incentive Plan.” The Compensation Committee has set Performance Targets for Dr. Lopez for 2008 based on achievement of operating profit, total revenues, and revenues from certain “new products.”  The maximum payment to Dr. Lopez if all Performance Targets are achieved is $500,000.  No bonus under the proposed Plan would be paid to Dr. Lopez for 2008 if the total revenues and diluted earnings per share in the Company’s 2008 operating plan are not achieved, and Performance Targets are substantially greater than the amounts in the Company’s 2008 operating plan.  No other executive officers will participate in the Plan in 2008.

Stock Options

In 2007, the Company re-established its use of stock options for its officers and certain of its employees.  The Company had substantially curtailed grants of stock options starting after the first half of 2005.  Under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS123R”), compensation expense is recorded for stock options commencing as of January 1, 2006.  Prior to that date, the Company was not required to record compensation expense related to stock options.  Because the compensation expense of stock options is now required to be charged to income, the Company had decided to use its ample cash resources for compensation rather than incur the dilution of stockholders’ equity and earnings per share that results from the use of stock options.

The Company believes that stock-based compensation is often preferred by its officers.  Accordingly, it had granted options to purchase 20,000 shares of Common Stock to Mr. Lamb in 2006.  In 2007, it granted options to purchase 140,000 shares of its Common Stock to its named executive officers.  On March 17, 2008, the Company granted options to purchase 50,000 shares of its common stock to the named executive officers, except Mr. O’Brien.  Because the Company views those options as a long-term incentive, they are not scheduled to vest until five years from grant date, except for options granted to Mr. O’Brien in 2007 which vested immediately in anticipation of his retirement in 2008.  Since 2005 grants of stock options have been infrequent and the Company has not adopted a policy as to the frequency or timing of grants of stock options to its named executive officers.

Long-Term Retention Plan

The LTRP was established in 2005 as a discretionary deferred compensation plan under which discretionary cash payments may be made to officers six years after an award is made.  Under the Plan, the Compensation Committee shall periodically determine, after advice from and consultation with the Chief Executive Officer (“CEO”), the award to each participant, except that the Compensation Committee shall determine the award to the CEO, without advice from or consultation with the CEO.  The amounts of the annual awards are discretionary, and do not bear a relationship to the officers’ other compensation or performance.

Awards, other than awards to the CEO, may be paid or not paid at the sole discretion of the CEO on the sixth anniversary of the award.  Awards will be paid automatically sooner if Dr. Lopez ceases to be CEO. An award to the Dr. Lopez  may be paid or not paid at the sole discretion of the Compensation Committee on the sixth anniversary of the award or sooner automatically if he ceases to be CEO other than by voluntary termination of his employment or resignation as CEO. To receive payment of an award, a participant must be an employee of the Company at the time payment is due.  The maximum amounts of the awards may be up to 200% of the award amounts based upon increases in the price of the Company’s Common Stock or market capitalization.

Awards to named executive officers in 2006 were as follows: Dr. Lopez $301,000; Mr. O’Brien $200,000, Mr. Costello $200,000; Mr. Lamb $150,000; and, Mr. Riggs $300,000.  Awards made to named executive officers in 2007 were as follows: Dr. Lopez $1,000,000; Mr. Costello $400,000; Mr. Lamb $250,000; Mr. Riggs $400,000.  Maximum awards are 200% of these amounts.  The Company expects to curtail future awards to officers under the LTRP because it has re-established the use of stock options.

Payments on Change in Control

The Company has a written agreement with Dr. Lopez which generally provides that, if within 36 months after a change in control of the Company, as defined in the agreement, his employment is terminated involuntarily or, after certain negative changes in conditions of employment occur, voluntarily, he will be entitled to three times his annual salary and bonus, payment of bonus through date of termination and continuation of benefits for three years, and any stock options he holds will vest in full.  In addition, if any payments are subject to excise tax under Section 4999 of the Code, he will be entitled to a “gross up” of payments to offset the effect of the excise tax.  The Company will not be entitled to a tax deduction for any payments made under the agreement that are subject to excise tax.

Summary Compensation Table

The following table shows all compensation awarded to, earned by or paid to each of the Company’s principal executive officer, principal financial officer and the next three most highly compensated executive officers whose 2007 total compensation exceeded $100,000 (collectively, the “named executive officers”).  All amounts are included in the year earned rather than the year actually paid; a portion of certain amounts, other than salary, may be paid in the following year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen- sation ($) (2)	All Other Compen- sation ($)		Total ($)
George A. Lopez, M.D.	2007	$500,000	$375,000	$81,487	$—	$11,350	(3)	$967,837
Chairman of the Board, President and Chief Executive Officer	2006	$500,000	$625,000	$12,445	$—	$329,816		$1,466,925

Francis J. O’Brien	2007	$300,000	$67,500	$129,636	$—	$9,209	(4)	$506,345
Secretary, Treasurer and Chief Financial Officer	2006	$290,000	$108,750	—		$5,000		$404,086

Richard A. Costello	2007	$250,000	$56,250	$27,162	$—	$4,326	(5)	$337,738
Vice President of Sales	2006	$215,000	$93,750	—		$3,750		$312,500

Scott E. Lamb	2007	$180,000	$27,000	$27,162	$—	$5,370	(6)	$239,532
Controller	2006	$164,000	$49,800	$26,676	$65,600	$3,130		$309,206

Steven C. Riggs	2007	$231,000	$51,976	$27,162	$—	$6,104	(7)	$316,241
Vice President of Operations	2006	$231,000	$86,625	$—	$92,400	$2,117		$412,142

(1)         Compensation expense equals the amount recognized for financial statement reporting purposes.  See Note 2 in the Company’s Consolidated Financial Statements included in its Annual Report to Shareholders for assumptions made in valuation of stock options.

(2)         Paid based on achievement of cost savings for critical care products.

(3)          2007 includes Company matching contributions under Section 401(k) retirement plan for employees of $11,350.  2006 includes $300,000 acceleration of payment under the Long Term Retention Program, Company matching contributions under Section 401(k) retirement plan for employees of $5,000 and $24,480 of expenses paid by the Company in sponsoring Dr. Lopez’s participation in a spear fishing team, and $907 life insurance and disability insurance for the benefit of Dr. Lopez.

(4)          2007 and 2006 include Company matching contributions under Section 401(k) retirement plan of $9,209 and $5,000, respectively.  Mr. O’Brien retired from the above positions as of March 31, 2008.

(5)          2007 and 2006 include Company matching contributions under Section 401(k) retirement plan of $4,326 and $3,750, respectively.

(6)          2007 and 2006 include Company matching contributions under Section 401(k) retirement plan of $5,370 and $3,130, respectively.

(7)          2007 and 2006 include Company matching contributions under Section 401(k) retirement plan of $6,104 and $2,117, respectively.

Grants of Plan-Based Awards

The following table presents awards in 2007 under the Company’s various incentive award plans.

GRANTS OF PLAN-BASED AWARDS FOR 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
George A. Lopez, M.D.
Performance Bonus (1)	03/13/07	$—	$—
Stock Option (2)	08/14/07				60,000	$35.00	$1,086,498

Francis J. O’Brien
Performance Bonus (1)	03/13/07	$—	$—
Stock Option (2)	12/19/07				20,000	$37.42	$129,636

Richard A. Costello
Stock Option (2)	08/14/07				20,000	$35.00	$362,166

Scott E. Lamb
Stock Option (2)	08/14/07				20,000	$35.00	$362,166

Steven C. Riggs
Stock Option (2)	08/14/07				20,000	$35.00	$362,166

(1)          Performance bonuses of $550,000 and $250,000 would have been payable to Dr. Lopez and Mr. O’Brien, respectively, if the Closing Price of the Company’s stock on the last trading day of 2007 had been equal to or higher than the “Target Price”.  The Target Price was not achieved and the bonus was not paid.

(2)          Options to purchase Common Stock of the Company were granted in 2007 to employees under the 2003 Plan. The exercise price of options granted under the 2003 Plan is the fair market value of the Common Stock on the date of grant. All options granted under the 2003 Plan in 2007 expire ten years from issuance and vest on the fifth anniversary of issuance, except for options granted to Mr. O’Brien which vested immediately in anticipation of his retirement in 2008.

Outstanding Equity Awards at December 31, 2007

The following table contains information about stock options of the Company held at December 31, 2007, by the named executive officers of the Company.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vesting Date		Option Expiration Date
George A. Lopez, M.D.	48,982	—	$8.17	01/01/99		01/02/09
	101,018	—	$8.17	01/01/02		01/02/09
	975,000	—	$8.17	01/01/02		01/02/09
	16,512	—	$10.67	01/01/03		09/02/10
	133,488	—	$10.33	01/01/03		12/20/10
	300,000	—	$14.63	09/09/01-09/09/03	(2)	09/09/11
	75,000	—	$18.63	12/09/01-12/09/03	(2)	12/09/11
	75,000	—	$19.46	03/09/02-03/09/04	(2)	03/09/12
	75,000	—	$25.62	06/08/02-06/08/04	(2)	06/08/12
	75,000	—	$23.77	09/10/02-09/10/04	(2)	09/10/12
	75,000	—	$28.62	12/09/02-12/09/04	(2)	12/09/12
	75,000	—	$33.55	03/08/03-12/31/04	(3)	03/08/13
	75,000	—	$30.18	06/09/03-12/31/04	(3)	06/09/13
	50,000	—	$36.03	09/09/03-12/31/04	(3)	09/09/13
	50,000	—	$36.87	12/09/04-12/31/04	(3)	12/09/13
	50,000	—	$26.15	03/09/04-03/09/06	(2)	03/09/14
	50,000	—	$32.68	06/09/04-12/31/04	(3)	06/09/14
	50,000	—	$29.27	09/09/04-12/31/04	(3)	09/09/14
	50,000	—	$34.18	12/09/04-12/31/04		12/09/14
	100,000	—	$31.20	10/16/04		04/16/14
	100,000	—	$32.92	10/16/05		04/16/15
	—	60,000	$35.00	08/14/12	(1)	08/14/17
	2,600,000	60,000

Francis J. O’Brien	972	—	$14.29	01/02/10		01/02/10
	1,500	—	$29.16	11/01/05-11/01/04	(2)	11/01/12
	12,500	—	$36.04	09/20/13		09/20/13
	12,500	—	$30.35	02/05/14		02/05/14
	12,500	—	$29.57	09/02/14		09/02/14
	12,500	—	$32.61	04/08/15		04/08/15
	12,500	—	$31.20	04/15/15		04/15/15
	12,500	—	$32.92	04/16/15		04/16/15
	20,000	—	$37.42	12/19/07		12/19/17
	97,472	—

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Vesting Date		Option Expiration Date

Richard A. Costello
	—	15,000	$23.90	09/13/11	(4)	09/13/12
	10,000	—	$36.04	01/02/04		09/20/13
	1,000	—	$36.17	09/02/03-12/31/04	(3)	09/29/13
	13	—	$30.35	01/01/03		02/05/14
	10,000	—	$32.61	01/01/07		04/08/15
	10,000	—	$31.20	10/16/04		04/16/15
	10,000	—	$32.92	10/16/05		04/16/15
	—	20,000	$35.00	08/14/12	(1)	08/14/17
	41,013	35,000

Scott E. Lamb	1,500	—	$37.83	12/31/04		01/31/15
	3,500	—	$32.92	10/16/05		04/16/15
	—	20,000	$40.96	08/08/11	(1)	08/08/16
	—	20,000	$35.00	08/14/12	(1)	08/14/17
	5,000	40,000

Steven C. Riggs	1,500	—	$14.29	01/01/02		01/01/10
	2,500	—	$15.27	05/22/01-05/22/03	(2)	05/22/11
	3,750	—	$16.13	11/06/01-11/06/03	(2)	11/06/11
	3,750	—	$25.80	06/12/02-06/12/04	(2)	06/12/12
	7,500	—	$30.32	01/02/03-12/31/04	(3)	01/02/13
	8,000	—	$30.09	06/04/03-12/31/04	(3)	06/04/13
	3,750	—	$29.86	07/01/03-12/31/04	(3)	07/01/13
	3,500	—	$36.04	09/20/03-12/31/04	(3)	09/20/13
	1,000	—	$35.75	10/05/03-12/31/04	(3)	10/05/13
	3,500	—	$29.57	09/02/04-12/31/04	(3)	09/02/14
	3,500	—	$33.77	12/31/04		02/13/15
	3,500	—	$31.20	10/16/04		04/16/15
	7,000	—	$32.92	10/16/05		04/16/15
	—	20,000	$35.00	08/14/12	(1)	08/14/17
	52,750	20,000

(1)	Vests five years from date of grant.

(2)	Vested one-third annually.

(3)	Vesting schedule one-third annually, with vesting of unvested shares at 12/31/04 accelerated to 12/31/04.

(4)	Vests September 13, 2011. May become exercisable sooner upon achievement of certain performance goals as specified in the option agreement.

Option Exercises

The following table contains information about stock options of the Company exercised during 2007, by the named executive officers of the Company.

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)
George A. Lopez, M.D.	541	$18,101
Francis J. O’Brien	—	$—
Richard A. Costello	21,114	$203,830
Scott E. Lamb	—	$—

Potential Payments upon Termination or Change-in-Control

As described in Compensation Discussion and Analysis, the Company has arrangements with Dr. Lopez to make certain payments in the event of a change in control of the Company.  If the change in control and termination of employment had occurred at December 31, 2007, the following payments would be payable to Dr. Lopez.

Dr. Lopez would receive payment based on three times salary and bonuses of $4,650,000, and payments under the LTRP of $2,301,000, payable immediately, or, at the election of Dr. Lopez, in bi-monthly installments over a six year period.  Annual benefits with an approximate annual cost of $1,171 would continue; these consist of dental insurance ($229), life insurance ($168) and disability insurance ($774).  Options to purchase 60,000 shares of Common Stock would vest, but the difference between their exercise price and the fair value of the Company’s Common Stock at December 31, 2007 is insignificant; all other options held by Dr. Lopez at December 31, 2007 are already vested, so no additional options would vest.  If any of these payments are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986 as amended, Dr. Lopez would be entitled to sufficient payments to offset the entire affect of the excise tax.  The Company does not believe that any of these payments would be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, because Dr. Lopez’s taxable income is sufficient to qualify for the “safe harbor” provisions of Section 4999.  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company would not be entitled to a tax deduction for any amounts paid to Dr. Lopez to the extent that such payments plus other compensation in the year of termination of employment exceed $1 million.

Compensation of Directors

The following table shows all compensation awarded to, earned by or paid to each of the Company’s directors in 2007 who were not employees of the Company.

2007 COMPENSATION OF DIRECTORS

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Jack W. Brown	$46,875	$11,544	$6,000	$64,419
John J. Connors	$45,875	$11,544	$6,000	$63,419
Michael T. Kovalchik, III, M.D.	$49,250	$11,544	$6,000	$66,794
Joseph R. Saucedo	$61,250	$11,544	$6,000	$78,794
Richard H. Sherman, M.D.	$45,875	$11,544	$6,000	$63,419
Robert S. Swinney, M.D.	$38,000	$11,544	$6,000	$55,544

(1)

On August 14, 2007, each director listed above was granted 8,500 options to purchase Common Stock of the Company with a grant date fair value of $106,750. See Note 2 to the Company’s Consolidated Financial Statements included in its Annual Report to Shareholders for assumptions used in valuation of these options.

(2)

At December 31, 2007, directors held options to purchase shares of common stock of the Company as follows: Mr. Brown 47,875; Mr. Connors 32,875; Dr. Kovalchik 47,875; Mr. Saucedo 47,875; Dr. Sherman 47,875; and, Dr. Swinney 47,875.

During 2007, the Company paid directors who were not employees of the Company an annual retainer of $24,000, plus $1,000 per day for attendance at meetings of the Board and $500 if the meeting is conducted telephonically. Pay for attendance at meetings of Committees of the Board is $750 per day and $375 if the meeting is conducted telephonically. Each Chairperson of a Committee of the Board also receives an annual retainer.  The annual retainer was $5,000 annually to June 30, 2007 and was increased to $7,500 annually on July 1, 2007.  Each director also received a retainer of $6,000 for the period of January 2007 through June 2007 in which the payment is deferred until termination of service on the Board of Directors.  This is reported in the above table as “All Other Compensation”. The retainers with a deferred payment were terminated in July 1, 2007.

On August 14, 2007, the Company re-established the granting of stock options to directors, and granted each director an option to purchase 8,500 shares of the Company’s common stock, and adopted a program effective January 1, 2008 to grant each director who is not an employee of the Company an option to purchase 1,500 shares of the Company’s common stock quarterly on the date that is two days after the public announcement of the Company’s earnings for the immediately preceding quarter.  Such options become exercisable in four equal annual installments commencing one year after the grant date and expire ten years after the grant date.

Certain Transactions

Under the Company’s written Code of Conduct and Ethics for Officers, an officer may not engage in any transaction with the Company unless approved by a disinterested majority of the Board of Directors after full disclosure.  This is consistent with the Company’s policy of requiring adherence to the highest standard of business ethics and conduct.

Life Insurance

Dr. Lopez is the owner of a $3 million life insurance policy on his life. The Company has in the past advanced funds to pay the premium on the policy. The Company has a collateral assignment entitling it to recover, generally from the value of the policy, all premiums paid on the policy. Because of legislative changes, the Company has ceased paying premiums on the policy, and has not reached agreement with Dr. Lopez on the disposition of the policy. The 2003-2007 premiums have not been paid. The total premiums paid to date are $479,000 and the net surrender value of the policy is approximately $520,000.

Corporate Governance

Director Independence

All Directors of the Company, except Dr. Lopez, who serves as Chairman of the Board of Directors and President and Chief Executive Officer of the Company, are independent directors under the listing standards of the Nasdaq Stock Market System.

The Board of Directors has an Audit Committee, which consists of Messrs. Brown, Connors and Saucedo (Chairman).  The Board has determined that all members of the Audit Committee are independent directors under the listing standards of the Nasdaq Stock Market System.

The Board of Directors has a Compensation Committee, which consists of Messrs. Brown, Connors and Saucedo, Drs. Kovalchik (Chairman), Sherman and Swinney. The Board has determined that all members of the Compensation Committee are independent directors under the listing standards of the Nasdaq Stock Market System.

The Board of Directors has a Nominating/Corporate Governance Committee (the “Nominating Committee”), which consists of Drs. Kovalchik, Sherman (Chairman) and Swinney, each of whom the Board of Directors has determined is independent under the listing standards of the Nasdaq National Market System.

Board Meetings and Committees and Attendance at Meetings

During 2007, the Board met sixteen times, the Compensation Committee met eight times, the Audit Committee met eleven times and the Nominating Committee met twice. Each director attended more than 75% of the total of all meetings of the Board and any committees on which he serves.

It is the policy of the Company to invite and encourage all members of the board of directors to attend the annual meeting. In 2007, all seven directors attended the annual meeting.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics for Officers.  A copy is available on the Company’s website, www.icumed.com.

Nominating / Corporate Governance Committee

The Nominating/Corporate Governance Committee (the “Nominating Committee”) consists of Drs. Kovalchik, Sherman (Chairman) and Swinney, each of whom the Board of Directors has determined is independent under the listing standards of the Nasdaq National Market System. The Nominating Committee operates pursuant to a written charter adopted by the Board of Directors on July 25, 2003, a copy of which can be found on the Company’s web site, www.icumed.com. The Nominating Committee’s role is to recommend to the Board of Directors policies on Board composition and criteria for Board membership, to identify individuals qualified to serve as directors and approve candidates for director and to recommend directors for appointment to committees of the Board of Directors. The Nominating Committee also makes recommendations to the Board of Directors concerning the Company’s corporate governance guidelines and codes of ethics and business conduct, oversees internal investigations of conduct of senior executives, if necessary, and conducts evaluations of the performance of the Board of Directors. The Nominating Committee met twice in 2007.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers, among other things, relevant management and/or industry experience; values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to the guidelines set forth in the listing standards of the Nasdaq National Market System; ability and willingness to undertake the requisite time commitment to Board service; and an absence of conflicts of interest with the Company.

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee will assess the need for particular expertise on the Board of Directors, the upcoming election cycle of the Board and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director that may come to the Nominating Committee’s attention through current directors, the Company’s professional advisors, stockholders or others.

The Nominating Committee will consider candidates recommended by stockholders. The deadlines and procedures for stockholder recommendations of director candidates are the same as those described below under “Nomination of Directors and Stockholder Proposals.” Following verification of the stockholder status of persons proposing candidates, the Nominating Committee will make an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Company’s Board before deciding to undertake a complete evaluation of the candidate. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Nominating Committee, a potential candidate nominated by a stockholder will be treated like any other potential candidate during the review process by the Nominating Committee.

The Nominating Committee has approved the nominations of John J. Connors, Michael T. Kovalchik, III, M.D. and Joseph R. Saucedo for reelection as directors at the Annual Meeting. The Nominating Committee considered the candidates’ past contributions to the Board of Directors, their willingness to continue to serve and the benefits of continuity in the membership of the Board of Directors and determined that the reelection of the three candidates was appropriate.

Audit Committee

The Board of Directors has an Audit Committee, which consists of three directors, Messrs. Brown, Connors and Saucedo (Chairman) all of whom are independent directors as defined under the listing standards of the Nasdaq National Market System.  As more fully described in the Audit Committee Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and audits of its financial statements. The Audit Committee met eleven times in 2007.

The Company’s Board of Directors adopted a revised Audit Committee charter on July 25, 2003, a copy of which can be found on the Company’s web site, www.icumed.com.

The Board of Directors has determined that Joseph R. Saucedo is an “audit committee financial expert” and is “independent,” as both those terms are defined by Securities and Exchange Commission regulations.

Audit Committee Report

The Company’s audited consolidated financial statements are included in the Company’s Annual Report to Shareholders and Form 10-K. The Audit Committee has reviewed and discussed those financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. Further, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees, as amended, and has discussed the independent auditor’s independence with them. Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report to Stockholders and Form 10-K.

April 7, 2008

AUDIT COMMITTEE

Joseph R. Saucedo, Chairman

John J. Connors

Jack W. Brown

Compensation Committee

The Board of Directors has a Compensation Committee, consisting of Messrs. Brown, Connors and Saucedo, Drs. Kovalchik (Chairman), Sherman and Swinney. The Board has determined that all members of the Compensation Committee, none of who are employees, former employees of, or consultants to, the Company are independent directors under the listing standards of the Nasdaq Stock Market System. The Compensation Committee operates pursuant to a revised charter adopted by the Board of Directors on January 25, 2008, a copy of which can be found on the Company’s web site, www.icumed.com. The Compensation Committee discharges the responsibilities of the Board of Directors relating to executive and director compensation.  It reviews the performance of the Company and the Chief Executive Officer, sets performance objectives, establishes the compensation of the Chief Executive Officer, recommends to the Board of Directors the compensation of the other executive officers and authorizes the grant of options to employees, awards under the Company’s 2005 Long-Term Retention Plan and other bonus and incentive plans.  The Compensation Committee engaged Compensia to consult on the 2008 Performance-Based Incentive Plan structure and award for the Chief Executive Officer and in 2007 to consult on market data for compensation of executives and Board members; the final determination in relation to these matters was made by the Compensation Committee. Prior to making it recommendations for officers other than the Chief Executive Officer, the Compensation Committee will receive recommendations from the Chief Executive Officer as to the amounts and types of compensation and other awards for those officers.  The Compensation Committee met eight times in 2007.

Compensation Committee Report

The Company’s Compensation Discussion and Analysis (CD&A) is included elsewhere in this Proxy Statement. The Compensation Committee has reviewed and discussed the CD&A with management of the Company.  Based on these reviews and discussions, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

April 7, 2008

COMPENSATION COMMITTEE

Michael T. Kovalchik III, M.D., Chairman

Jack W. Brown

John J. Connors

Joseph R. Saucedo

Richard H. Sherman, M.D.

Robert S. Swinney, M.D.

Shareholder Communications

The Company’s Board of Directors has an established process for stockholder communications and it can be found on the Company’s web site, www.icumed.com.

In the past year, the Board of Directors did not receive any stockholder communications that it considered material and therefore took no action.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists, or in the past fiscal year has existed, between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than 10% of the Company’s Common Stock to file reports on prescribed forms regarding ownership of and transactions in the Common Stock with the Securities and Exchange Commission and to furnish copies of such forms to the Company. Based solely on a review of the forms received by it, the Company believes that with respect to 2007 the following Section 16(a) filings were not filed on a timely basis: one Form 4 filing each for Alison D. Burcar; John J. Connors; Richard A. Costello; Michael T. Kovalchik, III, M.D., George A. Lopez, M.D.; Steven C. Riggs; Joseph R. Saucedo; Richard H. Sherman, M.D.; Robert S. Swinney, M.D., and two Form 4 filings for Scott E. Lamb.

PROPOSAL TO APPROVE 2008 PERFORMANCE-BASED INCENTIVE PLAN

On March 8, 2008, the Compensation Committee of the Board of Directors (the “Committee”) approved The 2008 Performance-Based Incentive Plan (the “Incentive Plan”) which provides for the payment of performance-based cash bonuses (“Performance Bonuses”) to the executive officers of the Company.  The Performance Bonuses are to be paid for each year commencing with the year ending December 31, 2008, if the performance targets established by the Committee are met.  The Performance Bonuses are intended to satisfy the requirements for qualified performance-based compensation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Committee believes that the Performance Bonuses will provide benefits to the stockholders by encouraging the executive officers to focus their efforts on meeting operating goals that the Committee believes are significant to the growth of the Company and which may lead to improved market performance of the Company’s Common Stock.  We are asking the stockholders to approve the Performance Bonuses to satisfy one of the conditions for the Company’s federal income tax deduction of the amounts paid as Performance Bonuses.

Section 162(m)

Under Section 162(m) of the Code, the Company’s federal income tax deduction for a taxable year for compensation for services performed by each named executive officer listed in the Summary Compensation Table on page 11 is generally limited to $1 million.  However, compensation that qualifies under Section 162(m) as “performance-based” does not count against the $1 million limit.  One of the conditions that must be satisfied for compensation to qualify as “performance-based” under Section 162(m) is that the material terms of the compensation arrangement must be disclosed to and approved by the Company’s stockholders.  The material terms that must be disclosed and approved are the employees eligible to receive the compensation, a description of the business criteria on which the performance targetl is based and the maximum amount of compensation that can be paid to an employee on achievement of the performance target.

The employees eligible to be paid Performance Bonuses are George A. Lopez, Chairman of the Board, President and Chief Executive Officer of the Company, Alison D. Burcar, Vice President Marketing, Scott Lamb, Secretary, Treasurer and Chief Financial Officer, Richard A. Costello, Vice Presdient Sales and Steve Riggs, Vice President of Operations and any other person named as an executive officer by Company’s Board of Directors.  The business criteria on which the performance target is based are described below under “Payment of Performance Bonuses”.  The maximum amount of the Performance Bonus that can be paid to any individual for any year on achievement of the performance target is $2,000,000.  Approval of the Performance Bonuses by the stockholders will constitute approval of each of these terms for purposes of the approval required by Section 162(m).  The Company will not pay any Performance Bonuses unless they are approved by the stockholders.

Our Board recommends a vote FOR approval of the 2008 Performance-Based Incentive Plan

Vote Required

Approval of the Performance Bonuses requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Payment of Performance Bonuses

The following summary of the terms of the Performance Bonuses is qualified in its entirety by reference to the terms of the Performance Bonuses set forth in Appendix A.

For each year or other period set by the Committee, the Committee will establish the Plan participants for the year, the amount of the Performance Bonuses to be paid to each participant, subject to the maximum amount described above, and the Performance Target or Targets.  The Company will pay the Performance Bonuses only if the Performance Target or Targets are met.  The Company will not pay the Performance Bonuses for any portion of a Performance Bonus for which the Performance Target was not met.

“Performance Targets” are established by the Committee for performance of the Company based on one or more of the following criteria:  (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, operating profit margin, earnings before interest, tax expense, or other measures of amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financings activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (viii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; (x) days’ sales outstanding; (xi) inventory turns; (xii) revenue per employee; (xiii) EBITDA; (xiv) implementation or completion of critical projects involving acquisitions, divestitures and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals.  In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit.  The Performance Targets may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made.

2008 Compensation

For 2008, the Committee approved compensation for Dr. Lopez consisting of base salary of $500,000, a bonus of up to $500,000 payable one-half at the end of the first six months of the year and one-half at the end of the second six months, in each case at the discretion of the Committee, and a Performance Bonus of $500,000 under the Incentive Plan, payable, subject to stockholder approval of the Incentive Plan, if the performance targets for 2008 are achieved.  The Committee has not approved Performance Bonuses for any other executive officers for 2008.  If the bonus for 2008 is earned and paid, Dr. Lopez’s compensation for 2008 will exceed the $1 million limit for deductibility under Section 162(m) unless his Performance Bonus qualifies as “performance-based” compensation under Section 162(m).

In addition to the foregoing amounts, however, Dr. Lopez could, but is not expected to, receive compensation payments under our Long-Term Retention Plan described above under “Executive Compensation – Long Term Retention Plan Awards.”  Payments under the Long-Term Retention Plan would not qualify as “performance-based” compensation under Section 162(m).  Under an agreement described above under “Executive Compensation – Employment Agreements,” Dr. Lopez could, but is not expected to, receive additional compensation in connection with a change in control of the Company that would not qualify as “performance-based” compensation under Section 162(m).  Assuming that the Performance Bonuses qualify as “performance-based” compensation under Section 162(m), they will be the only elements of compensation paid to Dr. Lopez for 2008 that will not count against the $1 million limit for deductibility under Section 162(m).

Federal Income Tax Considerations

All amounts paid pursuant to the Performance Bonuses will be taxable income to the employee when received.  Subject to Section 162(m) of the Code, the Company will generally be entitled to a federal income tax deduction in the amounts of the Performance Bonuses.

Stockholder approval is only one of the conditions that must be satisfied to qualify the Performance Bonuses as “performance-based” compensation under Section 162(m).  We anticipate that the Performance Bonuses will satisfy the other conditions to qualify for deductibility as “performance-based” compensation under Section 162(m).  If the Performance Bonuses are approved by the stockholders, however, they will be paid if earned regardless of the failure of any other aspect of the Performance Bonuses to satisfy the requirements of Section 162(m).

The foregoing is only a summary of certain federal income taxation considerations affecting employees and the Company related to the Performance Bonuses.  It does not purport to be complete and does not discuss state or local income tax laws applicable to any employee or the Company.

AUDITORS

McGladrey & Pullen LLP (McGladrey) was the independent registered public accounting firm of the Company for fiscal years ended December 31, 2007, 2006 and 2005.  The Audit Committee dismissed McGladrey on March 13, 2008, which was approved by the Company’s audit committee.  McGladrey’s report on the Company’s financial statements for eithe rof the past two years did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.  Representatives of McGladrey are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions.

On March 19, 2008, the Audit Committee selected Deloitte & Touche, LLP (“Deloitte”), as the independent registered public accounting firm of the Company for the year ending December 31, 2008.

During the Company’s past two years and the subsequent interim period up to its engagement, the Company has not (and no one on its behalf has) consulted with Deloitte on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-K or reportable event as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

During the Company’s past two years and the subsequent interim period up to the date of McGladrey’s dismissal, there have not been any disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to McGladrey’s satisfaction, would have caused McGladrey to make reference to the subject matter in connection with its report and there have not been any “reportable events” as defined in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

Fees Paid to Auditors

It is the policy of our Audit Committee to have the engagement of our independent registered public accounting firm to perform any audit or non-audit services approved in advance by the Audit Committee.  Such approval authority is delegated to the Chairman of the Audit Committee on behalf of the Audit Committee as permitted by the Audit Committee Charter.

McGladrey was our independent registered public accounting firm in 2007.  Fees billed by McGladrey for 2007 and 2006 are as follows:

	2007	2006
Audit fees	$982,786	$1,078,197
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

OTHER MATTERS

The Company knows of no other matters to be brought before the Annual Meeting. If any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

ANNUAL REPORT

The Company’s Annual Report for the year ended December 31, 2007 is being mailed to all stockholders together with this Proxy Statement. The Company’s Annual Report is also posted on the Company’s web site, www.icumed.com.

THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON MARCH 17, 2008. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 951 CALLE AMANECER, SAN CLEMENTE, CA 92673.  THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS ALSO POSTED ON THE COMPANY’S WEB SITE, WWW.ICUMED.COM.

NOMINATION OF DIRECTORS AND

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to nominate persons for election as directors at an annual meeting shall give timely written notice to the Secretary of the Company setting forth (a) as to each nominee whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the corporation which are beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. Such notice shall include a signed consent of each such nominee to serve as a director of the Company, if elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility for such proposed nominee to serve as a director of the Company. Any stockholder who intends to propose any business at a meeting shall give timely written notice to the Secretary of the Company setting forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and record address of the stock holder giving the notice, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, and by any other stockholders known by the stockholder giving the notice to be supporting the proposal and (iv) any material or financial interest of the stockholder in such business.  Either of the notices described above will be timely if it is delivered to or mailed and received at the Company’s executive offices not less than 50 days nor more than 75 days prior to the date of the annual meeting, unless the Company has given less than 60 days notice or prior public disclosure of the date of the meeting, in which case the notice must be received by the Company not less than 10 days after notice of the meeting was mailed or public disclosure of the date of the meeting was made. A proposal that a stockholder wants the Company to include in the Proxy Statement for the 2009 Annual Meeting must be received by the Company at its principal executive offices by December 17, 2008 or if the date of the annual meeting is changed by more than 30 days from May 16, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials, to be included in the Proxy Statement for that meeting, and all other conditions for such inclusion must be satisfied.

SOLICITATION OF PROXIES

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

BY ORDER OF THE BOARD OF DIRECTORS

Scott E. Lamb, Secretary

Exhibit A

ICU MEDICAL, INC.

2008 PERFORMANCE-BASED INCENTIVE PLAN

1.             Purpose of this Plan

The purpose of this ICU Medical, Inc. 2008 Performance-Based Incentive Plan is to enhance stockholder value of by providing economic incentives designed to motivate, retain, and attract Executives to the Company.

2.                                       Definitions and Rules of Interpretation

2.1           Definitions.  This Plan uses the following defined terms:

(a)           “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are listed or quoted, applicable to the taking or refraining from taking of any action under this Plan, including the administration of this Plan and the establishment or grant of Bonus Awards.

(b)           “Approval Date” means the date on which this Plan is approved by the Company’s stockholders.

(c)           “Board” means the board of directors of the Company.

(d)           “Bonus Award” means a cash payment under this Plan to a Participant to be paid upon the achievement of Performance Targets applicable to such Bonus Award.

(e)           “Code” means the Internal Revenue Code of 1986.

(f)            “Committee” means the Compensation Committee of the Board.

(g)           “Company” means ICU Medical, Inc., a Delaware corporation.

(h)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)            “Executive” means an individual who is a “covered employee” under Section 162(m) of the Code, because of the individual’s relationship with the Company or a Subsidiary.

(j)            “Participant” means any Executive selected by the Committee for whom a Bonus Award is established.

(k)           “Performance Targets” means targets established by the Committee for performance of the Company based on one or more of the following criteria:  (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, operating profit margins, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; (x) days’ sales outstanding; (xi) inventory turns; (xii) revenue per employee; (xiii) EBITDA; and (xiv) implementation or completion of critical projects involving acquisitions, divestitures, process improvements, product or production quality, attainment of other strategic objectives relating to market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals.  In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit.  The Performance Targets may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made.

(l)            “Plan” means this ICU Medical, Inc. 2008 Performance-Based Incentive Plan.

(m)          “Subsidiary” means, as to any person, an entity, such as a corporation, partnership, firm, limited liability company, association, business organization, enterprise or other entity, in which such person holds directly or indirectly (through one or more other Subsidiaries) securities or other interests conferring the power to elect a majority of the board of directors or similar governing body, or otherwise conferring the power to direct the business and policies of such entity.

(n)           “Termination” means that the Participant has ceased to be, with or without any cause or reason, an employee of the Company or a Subsidiary.  However, unless so determined by the Committee or otherwise provided in this Plan, “Termination” shall not include a change in employment from employment by the Company to employment by a Subsidiary or vice versa, or from employment by a Subsidiary to employment by another Subsidiary.  An event that causes a Subsidiary to cease being a Subsidiary shall be treated as the “Termination” of that Subsidiary’s employees.

2.2           Rules of Interpretation.  Any reference to a “Section,” without more, is to a Section of this Plan.  Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan.  Except when otherwise indicated by the context, the singular includes the plural and vice versa.  Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute.  Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the effective date of this Plan and including any successor provisions.

3.                                       Administration

3.1           General

(a)           This Plan will be administered by the Committee.

(b)           The Committee shall consist of at least two members of the Board who are “outside directors” as defined in Section 162(m) of the Code.

3.2           Authority of the Committee.  Subject to the other provisions of this Plan, the Committee shall have the authority:

(a)           to select the Participants to receive Bonus Awards;

(b)           to establish Bonus Awards including, subject to the limitations of this Plan, the amount of such Bonus Awards;

(c)           to determine the Performance Targets for each Bonus Award;

(d)           to determine whether Performance Targets established for a Bonus Award have been achieved, the level of Performance Targets achieved and the amount of the Bonus Award payable, if any;

(e)           to authorize payment of the amount of a Bonus Award that the Committee has determined to be payable;

(f)            to not authorize payment or reduce, but not increase, the amount payable pursuant to a Bonus Award based on subjective or qualitative measures;

(g)           to interpret this Plan and any agreement or document related to this Plan;

(h)           to correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any agreement or any other document related to this Plan;

(i)            to adopt, amend, and revoke rules and regulations under this Plan; and

(j)            to make all other determinations the Committee deems necessary or advisable for the administration of this Plan.

3.3           Scope of Discretion.  On all matters for which this Plan confers the authority, right or power on the Committee to make decisions, the Committee may make those decisions in its sole and absolute discretion.  Those decisions will be final, binding and conclusive.

3.4           Information to be Furnished to the Committee.  The Company shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company as to an individual’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of this Plan.

3.5           Liability and Indemnification of the Committee.  No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Subsidiary be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or a Subsidiary.  The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under this Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.  This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

4.                                       Operation of this Plan

4.1           Performance-Based Compensation.  Bonus Awards made under this Plan are intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and shall be conditioned on the achievement of one or more Performance Targets as determined by the Committee.

4.2           Establishment of Bonus Awards; Limitation.  For any performance period determined by the Committee it may select the Participant or Participants for whom Bonus Awards may be established, determine the amount of the Bonus Awards and the portions of the Bonus Awards that will be payable upon achievement of various levels of the applicable Performance Targets.  The maximum amount payable pursuant to Bonus Awards to any Participant with respect to any twelve month performance period shall be $2,000,000 (pro rated for performance periods that are greater or lesser than twelve months).

4.3           Establishment of Performance Targets.  For each performance period for which a Bonus Award is established, the Committee shall establish the Performance Targets applicable to such Bonus Award in writing not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the Performance Targets is substantially uncertain.  The Performance Targets established by the Committee shall be objective (as that term is described in regulations under Section 162(m) of the Code).

4.4           Determination of Achievement of Performance Targets.  Within 75 days of the end of each performance period, the Committee shall: (a) assess the extent to which the Company has achieved the Performance Targets for such performance period based, as applicable, on the Company’s publicly reported results; (b) determine each Participant’s Bonus Award based upon the terms described in Section 4.2; and (c) authorize payment of the amount of the Bonus Award so determined.  Where applicable, achievement of the Performance Targets shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to exclude, to the extent such exclusion is consistent with IRC Section 162(m), the impact of acquisitions, dispositions, restructurings, discontinued operations, extraordinary items, and other unusual, special, or non-recurring events and the cumulative effects of tax or accounting principles as identified in financial results filed with or furnished to the Securities and Exchange Commission.  A Participant may not receive a payment of a Bonus Award until the Committee has determined that the applicable Performance Targets have been achieved.

4.5           Withholding.  All Bonus Awards and other payments under this Plan are subject to withholding of all applicable federal, state and local taxes.

4.6           Termination.  If the Termination of a Participant for whom a Bonus Award has been established under Section 4.2 occurs before the last day of the performance period applicable to the Bonus Award, such Bonus Award shall not be paid regardless of whether the Performance Targets have been achieved.

5.                                       Amendment or Termination of this Plan or Bonus Awards

5.1           Amendment and Termination.  The Board may at any time amend, suspend or terminate this Plan.

5.2           Stockholder Approval.  The Company shall obtain the approval of the Company’s stockholders for any amendment to this Plan if stockholder approval is necessary or desirable to comply with any Applicable Law, including Section 162(m) of the Code.  The Board may also, but need not, require that the Company’s stockholders approve any other amendments to this Plan.

5.3           Effect.  No amendment, suspension or termination of this Plan, and no modification of any Bonus Award even in the absence of an amendment, suspension or termination of this Plan, shall impair any existing contractual rights of any Particpant unless the affected Participant consents to the amendment, suspension, termination or modification.  No such consent shall be required, however, if the Board determines, in its sole and absolute discretion, that the amendment, suspension, termination or modification is required or advisable for this Plan or the Bonus Award to satisfy the requirements to constitute performance-based compensation under Section 162(m) of the Code.  Termination of this Plan shall not affect the Committee’s ability to exercise the powers granted to it under this Plan with respect to Bonus Awards granted before the termination even though such Bonus Awards would be paid after the termination.

6.                                       Reserved Rights

6.1           Nonexclusivity of this Plan.  This Plan shall not limit the power of the Company or any Subsidiary to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock or other equity-based rights under other plans or independently of any plan.

6.2           Unfunded Plan.  This Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Participants, any such accounts will be used merely as a convenience.  The Company shall not be required to segregate any assets on account of this Plan or the establishment of Bonus Awards.  The Company and the Administrator shall not be deemed to be a trustee of cash to be awarded under this Plan.  No obligations of the Company to any Participant under this Plan shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company.  The Company shall not be required to give any security or bond for the performance of any such obligations.

6.3           No Employment Agreement.  This Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any person the right to be retained in the employ or service of the Company or a Subsidiary, nor any right or claim to any benefit under this Plan, unless such right or claim has specifically accrued under the terms of this Plan.

7.                                       Transferability and Beneficiaries

7.1           Bonus Awards not Transferable.  Bonus Awards under this Plan are not transferable except: (a) as designated by the Participant by will or by the laws of descent and distribution; (b) as provided in Section 7.2; or (c), to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder).

7.2           Beneficiaries.  A Participant may file a written designation of one or more beneficiaries who are to receive the Participant’s rights under the Participant’s Bonus Award after the Participant’s death, to the extent that such Bonus Award is otherwise payable in accordance with the terms of this Plan after the Participant’s death.  A Participant may change such a designation at any time by written notice.

8.                                       Miscellaneous

8.1           Effective Date and Approval Date.  This Plan will be effective as of the date it is adopted by the Board; provided, however, that Bonus Awards established or granted under this Plan before the Approval Date will be contingent on approval of this Plan by the Company’s stockholders.

8.2           Governing Law.  This Plan, the Bonus Awards and any other agreements entered into under this Plan, and all actions taken under this Plan or in connection with Bonus Awards, shall be governed by the substantive laws, but not the choice of law rules, of the State of California.

Adopted by the Board on: March 11, 2008

Approved by the stockholders on:

Effective date of this Plan:  March 11, 2008

951 CALLE AMANECER

SAN CLEMENTE, CA 92673

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ICU Medical, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ICU Medical, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ICUME1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ICU MEDICAL, INC.	For All	Withhold All	For All Except

	☐	☐	☐

Vote on Directors

ITEM 1.	ELECTION OF DIRECTORS

Nominees:

1)	John J. Connors
2)	Michael T. Kovalchik, III, M.D.
3)	Joseph R. Saucedo

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
Vote On Proposal

ITEM 2.	PROPOSAL TO APPROVE PERFORMANCE-BASED BONUSES FOR EXECUTIVE OFFICERS	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please indicate if you plan to attend this meeting	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ICU MEDICAL, INC.

The undersigned hereby appoints George A. Lopez, M.D. and Scott E. Lamb, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ICU Medical, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 16, 2008 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)